Exhibit 99.1

STONE ENERGY CORPORATION

Announces Apparent High Bid on 26 Gulf of Mexico Blocks and the Closing with Anadarko on Acquisition of Pompano Field Working Interest

LAFAYETTE, LA. June 21, 2012

Stone Energy Corporation (NYSE: SGY) today announced the results of its participation in the Outer Continental Shelf Sale 216/222 held Wednesday, June 20, 2012 by the Bureau of Ocean Energy Management (“BOEM”) in New Orleans covering available blocks in the central Gulf of Mexico. Stone submitted the apparent high bid (“AHB”) on 26 offshore blocks. Stone’s share of the lease bonuses for the 26 AHBs totaled approximately $35.8 million. The lease acquisitions are expected to add approximately 148,240 gross acres and 81,519 net acres to Stone’s leasehold inventory. The AHBs are subject to a review process by the BOEM before they can be awarded.

The AHB on each block is indicated below:

Block	AHB	SGY WI%	SGY Share
Desoto Canyon 448*	$909,102	50%	$454,551
Desoto Canyon 492*	1,582,102	50%	791,051
Desoto Canyon 493*	909,102	50%	454,551
Desoto Canyon 710*	1,047,777	50%	523,889
Desoto Canyon 851*	728,625	100%	728,625
Desoto Canyon 895*	728,625	100%	728,625
East Cameron 63	228,425	100%	228,425
Green Canyon 354*	3,024,000	33%	1,007,899
Green Canyon 647*	614,024	50%	307,012
Green Canyon 691*	1,024,000	50%	512,000
Green Canyon 692*	596,000	50%	298,000
Green Canyon 821*	3,480,000	40%	1,392,000
Mississippi Canyon 30*	2,464,625	100%	2,464,625
Mississippi Canyon 205*	619,025	40%	247,610
Mississippi Canyon 206*	619,025	40%	247,610
Mississippi Canyon 554*	3,090,000	40%	1,236,000
Mississippi Canyon 555*	10,010,000	40%	4,004,000
Mississippi Canyon 900*	6,090,000	50%	3,045,000
Mississippi Canyon 901*	8,010,000	50%	4,005,000
Mississippi Canyon 983*	24,010,000	25%	6,002,500
Viosca Knoll 865*	669,024	33%	222,986
Viosca Knoll 907*	619,024	33%	206,321
Viosca Knoll 909*	3,095,024	33%	1,031,571
Viosca Knoll 952*	12,095,024	33%	4,031,271
Viosca Knoll 988*	1,448,825	100%	1,448,825
West Cameron 175	228,425	100%	228,425

			$35,848,372

*	Indicates deep water block

Stone has closed on its previously announced acquisition of Anadarko’s 25% working interest in the five block deep water Pompano field in Mississippi Canyon, a 14.4% working interest in Mississippi Canyon Block 29, and a 10% working interest in portions of Mississippi Canyon Block 72. The announced purchase price of $67 million was adjusted for the effective date of July 1, 2011 as well as the exercise of a preferential right on Mississippi Canyon Block 29. The sale closing settlement amount was approximately $26.4 million. Stone’s estimate of proved reserves attributable to this acquisition is approximately 5 million barrels of oil equivalent at December 31, 2011. Stone’s reserves estimate is based on Netherland Sewell & Associates year-end reserve estimate for Stone’s portion of the Pompano field, proportionately reduced for the different working interest.

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.